SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------
                                 AMENDMENT NO. 3
                                       TO
                                 SCHEDULE 14D-1
               Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934
                             -----------------------

                     CAPITAL GROWTH MORTGAGE INVESTORS, L.P.
                            (Name of Subject Company)

PREVIOUSLY OWNED MORTGAGE                   ACCELERATED HIGH YIELD
PARTNERSHIPS INCOME FUND 3, L.P.            INSTITUTIONAL INVESTORS, L.P.
(Bidder)                                    (Bidder)

ACCELERATED HIGH YIELD                      ACCELERATED HIGH YIELD
INSTITUTIONAL FUND I, L.P.                  INCOME FUND I, L.P.
(Bidder)                                    (Bidder)

ACCELERATED HIGH YIELD                      SUMMIT VENTURE
INCOME FUND II, L.P.                        (Bidder)
(Bidder)

MORAGA FUND 1, L.P.                         MORAGA GOLD, LLC
(Bidder)                                    (Bidder)

BEAGLE FUND 7, L.P.                         CAL KAN, INC.
(Bidder)                                    (Bidder)

                DEPOSITARY UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)
                               -----------------------

                                               Copy to:
C.E. Patterson                                 Paul J. Derenthal, Esq.
MacKenzie Patterson Inc.                       Derenthal & Dannhauser
1640 School Street, Suite 100                  455 Market Street, Suite 1600
Moraga, California  94556                      San Francisco, California  94105
(510) 631-9100                                 (415) 243-8070

                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                       Communications on Behalf of Bidder)




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The Schedule 14D-1 filed on August 27, 1996 by the Co-Bidders named on the cover page and amended pursuant to an Amendment No. 1 dated September 4, 1996 and Amendment No. 2 dated September 26, 1996, is hereby further amended as set forth below.

The Offer terminated as of October 4, 1996. Pursuant to the Offer, the Purchasers have acquired a total of approximately 40,485 Units.


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                                   SIGNATURES

             After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:       October 7, 1996       PREVIOUSLY OWNED MORTGAGE PARTNERSHIPS
                                   INCOME FUND 3, L.P.

                                   By:      MacKenzie Patterson, Inc.,
                                            General Partner

                                            By:  /s/ C. E. Patterson
                                                     C. E. Patterson
                                            Title:   President


                                   ACCELERATED HIGH YIELD INSTITUTIONAL
                                   INVESTORS, L.P.

                                   By:      MacKenzie Patterson, Inc.,
                                            General Partner

                                            By: /s/ C. E. Patterson
                                                     C. E. Patterson
                                            Title:   President


                                   ACCELERATED HIGH YIELD INSTITUTIONAL
                                   FUND I, L.P.

                                   By:      MacKenzie Patterson, Inc.,
                                            General Partner

                                            By: /s/ C. E. Patterson
                                                        C. E. Patterson
                                                    Title:   President


                                   ACCELERATED HIGH YIELD INCOME
                                   FUND I, L.P.

                                   By:      MacKenzie Patterson, Inc.,
                                            General Partner

                                            By: /s/ C. E. Patterson
                                                         C. E. Patterson
                                                      Title:   President


                                   ACCELERATED HIGH YIELD INCOME
                                   FUND II, L.P.

                                   By:      MacKenzie Patterson, Inc.,
                                            General Partner

                                            By:  /s/ C. E. Patterson
                                                        C. E. Patterson
                                                     Title:   President


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                                    MORAGA FUND 1, L.P.

                                    By:      Moraga Partners, Inc.,
                                             General Partner

                                             By: /s/ C. E. Patterson
                                                       C. E. Patterson
                                                  Title:   President


                                     MORAGA GOLD, LLC

                                     By:      Moraga Partners, Inc.,
                                              Member

                                              By: /s/ C. E. Patterson
                                                       C. E. Patterson
                                                       Title:   President

                                              By:      David B. Gold Trust,
                                                       Member

                                                       By: /s/ Stephen Gold
                                                                Stephen Gold

                                     BEAGLE FUND 7, L.P.

                                     By: /s/ Robert Dixon
                                             Robert Dixon,
                                             General Partner

                                     CAL KAN, INC.

                                     By: /s/ Robert Dixon
                                              C. E. Patterson,
                                              President



                                      SUMMIT VENTURE

                                       By: /s/ Barry Zemel
                                                Barry Zemel,
                                                Partner

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